Exhibit 99.1

Delta NewsHub Story

Mike Spanos to join Delta as Chief Operating Officer

Delta has named Mike Spanos as Chief Operating Officer and the newest member of the Delta Leadership Committee, effective June 12.

“The experience and perspective Mike brings to Delta will enhance and accelerate the integration across our operational, customer experience and technology teams, aligning them to deliver an unsurpassed product and service for our customers and our employees,” Delta CEO Ed Bastian said in a memo to employees Tuesday.

“The Delta people are the best in the business,” Spanos said. “I’m looking forward to getting started, visiting the operation and rolling up my sleeves to enable our team to do what they do every day: run the world’s best airline for our customers.”

Spanos brings to Delta deep experience in frontline leadership, strategy, operations and a global perspective earned throughout his career. “Mike shares our values of servant leadership and always putting people first,” said Bastian.

Spanos spent more than 25 years in a variety of leadership roles at PepsiCo and the Pepsi Bottling Group including:

•	Regional executive roles across the U.S., Turkey, China, Asia, the Middle East and North Africa.

•	President and CEO titles at PepsiCo International sectors.

•	Chief Customer Officer of Pepsi Beverages North America.

•	Leading sales and operations across U.S. and international locations for Pepsi Bottling Group.

Most recently, Spanos was President and CEO at Six Flags Entertainment, where he guided the company through the pandemic and a digital and customer-focused transformation.

A veteran of the U.S. Marines, Spanos led Marine units during numerous deployments, including in Desert Shield/Storm and as the senior instructor at the Field Artillery Officer Basic Course. He is a graduate of the U.S. Naval Academy.

Spanos’ first day at Delta will be on June 12. E.V.P. and Chief Customer Experience Officer Allison Ausband and E.V.P. and Chief of Operations John Laughter will report to Spanos, who will report directly to Bastian.